                                  ODWALLA, INC.


                         SHAREHOLDERS' RIGHTS AGREEMENT


                                   May 2, 2000







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                                Table of Contents

      Pages

1.    GENERAL................................................................2

      1.1   Definitions......................................................2

2.    REGISTRATION...........................................................4

      2.1   Demand Registrations.............................................4
      2.2   Company Registration.............................................5
      2.3   Additional Procedures in Connection with Underwritten
            Offerings; Lockups; Cutbacks.....................................6
      2.4   Expenses of Registration.........................................7
      2.5   Obligations of the Company.......................................8
      2.6   Termination of Registration Rights...............................9
      2.7   Company Lockup..................................................10
      2.8   Indemnification.................................................10
      2.9   Assignment of Registration Rights...............................12
      2.10  Participation by Shareholders...................................12
      2.11  Reports Under Securities Exchange Act of 1934...................13

3.    RIGHT OF FIRST OFFER; CO-SALE RIGHTS..................................13

      3.1   Notice of Intended Disposition..................................13
      3.2   Exercise of Right by the Company................................14
      3.3   Non-Exercise of Right of First Refusal..........................14
      3.4   Closing of Sale of Target Shares................................14
      3.5   Assignment......................................................15
      3.6   Co-Sale Rights in Sales by a Transferring Shareholder...........15
      3.7   Exempt Transfers................................................16
      3.8   Termination.....................................................16

4.    VOTING AGREEMENT......................................................16

      4.1   Election of Members of the Board of Directors...................16
      4.2   Termination of Voting Agreement.................................17

5.    OTHER AGREEMENTS......................................................17

      5.1   Information Rights..............................................17
      5.2   Restrictive Legend..............................................18
      5.3   Shareholder Lockup..............................................18
      5.4   Standstill......................................................18

6.    MISCELLANEOUS.........................................................18



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      6.1   LLC Shares......................................................18
      6.2   Amendment of LLC Agreement......................................18
      6.3   Governing Law...................................................18
      6.4   Termination of Existing Rights Agreement........................18
      6.5   Successors and Assigns..........................................18
      6.6   Severability....................................................18
      6.7   Amendment and Waiver............................................18
      6.8   Delays or Omissions.............................................18
      6.9   Notices.........................................................18
      6.10  Attorneys' Fees.................................................18
      6.11  Titles and Subtitles............................................18
      6.12  Counterparts....................................................18
      6.13  Construction....................................................18
      6.14  Entire Agreement................................................18



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                                  ODWALLA, INC.

                         SHAREHOLDERS' RIGHTS AGREEMENT


      This SHAREHOLDERS' Rights Agreement (this "Agreement") is entered into as of May 2, 2000, by and among Odwalla, Inc., a California corporation (the "Company"), Samantha Investors, LLC, a Massachusetts limited liability company, and those shareholders of the Company and other Persons listed on Schedule 1 hereto (together with these permitted successors and assigns hereunder, collectively the "Shareholders").

                                    RECITALS

      A. The Company previously entered into that certain Investors' Rights Agreement, dated as of January 29, 1999, with Catterton-Simon Partners III, L.P. ("Catterton") in connection with the acquisition by Catterton of certain shares of Series A Preferred Stock of the Company (the "Existing Rights Agreement"). On or before the date hereof, Catterton has converted such shares of Series A Preferred Stock together with those additional shares of Series A Preferred Stock Catterton received from the Company on June 30, 1999 and December 31, 1999 as a stock dividend into Common Stock of the Company. The Company and Catterton wish to have this Agreement supersede and terminate the Existing Rights Agreement.

      B. The Company, Orange Acquisition Sub, a Maine corporation ("Merger Sub"), and Fresh Samantha, Inc., a Maine corporation ("Samantha"), have entered into that certain Agreement and Plan of Merger, dated as of February 2, 2000 (the "Merger Agreement"), to effectuate the merger (the "Merger") of Merger Sub with and into Samantha with Samantha as the surviving corporation and wholly-owned subsidiary of the Company.

      C. Upon consummation of the Merger, the Shareholders identified as "Samantha Shareholders" on Schedule 1 attached hereto will exchange certificates formerly representing shares of the capital stock of Samantha for shares of the Common Stock of the Company.

      D. Concurrent with the Closing of the Merger, the Company expects to consummate a transaction pursuant to which it will issue and sell up to Six Million Dollars ($6,000,000) of Common Stock to WP and Catterton.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:


                                       1

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1. GENERAL

      1.1 Definitions.

      In addition to those terms otherwise defined herein, as used in this Agreement, the following terms shall have the following respective meanings:

      "Acquisition Proposal" shall mean (a) a bona fide, written proposal, which proposal includes all material terms of a proposed transaction, received by the Board of Directors of the Company from any person or Group (as such term is defined in Section 13(d)(3) of the Exchange Act) proposing to enter into a transaction with the Company or the Company's shareholders which, if effected, result in such person or group acquiring more than 50% of the voting securities of the Company, (b) a tender offer or exchange offer seeking to acquire 50% or more of the outstanding shares of voting securities of the Company or (c) a public announcement of the commencement of a bona fide proxy or consent solicitation subject to Section 14 of the Exchange Act to remove a majority of the Board of Directors.

      "Affiliate" shall mean a person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

      "Bain Shareholders" shall mean, collectively, Bain Capital Fund VI, L.P. and its Affiliates.

      "Closing" shall have the meaning given such term in the Merger Agreement.

      "Common Stock" shall mean the common stock of the Company.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

      "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof.

      "LLC" means Samantha Investors, LLC, a Massachusetts limited liability company.

      "Majority Participating Holders" means, with respect to any registration of Registrable Securities, the holder or holders at the relevant time of at least a majority of the Registrable Securities to be included in the registration statement in question.

      "NASD" shall mean the National Association of Securities Dealers, Inc. (or its successor).

      "Permitted Transferee" shall mean, as to any Shareholder, (a) any Affiliate, partner, retired partner, member, retired member, or other holder of equity interests of such Shareholder and (b) any family member of such Shareholder or any domestic partner of such Shareholder or


                                       2
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any trust, partnership, limited liability company, custodianship or fiduciary account for the benefit of a Shareholder and/or members of his or her family or his or her domestic partner.

      "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

      "Registrable Securities" means (i) the Stock, (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any preferred stock warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, or pursuant to a stock split, combination of shares, recapitalization, merger, consolidation, reorganization or otherwise with respect to the Stock, and (iii) any Common Stock issued upon exercise of the Warrant. Notwithstanding the foregoing, Registrable Securities shall not include any securities either sold by a person to the public pursuant to a registration statement or Rule 144 under the Securities Act or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned.

      The number of shares of "Registrable Securities then outstanding" shall be determined by calculating the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities, including the Warrant, which are, Registrable Securities.

      "Registration Expenses" shall mean all expenses incurred by the Company in complying with Section 2.1 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Shareholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration.

      "Securities Act" shall mean the Securities Act of 1933, as amended, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

      "Stock" shall refer to the shares of Common Stock held by the Shareholders.

      "Tag Along Seller" shall have the meaning given such term in Section 3.6 of this Agreement.

      "Warrant" shall refer to that warrant held by Catterton-Simon Partners III, L.P. to purchase shares of Common Stock dated as of January 29, 1999.

      "WP" shall mean U.S. Equity Partners, L.P., a Delaware limited partnership, U.S. Equity Partners (Offshore), L.P., a Cayman Islands limited partnership, and BancBoston Investments, Inc., a Massachusetts corporation.

      Any capitalized terms not defined herein shall have the meanings given them in the Merger Agreement.



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


2. REGISTRATION

      2.1 Demand Registrations.

         (a) Registration on Form S-3. From time to time after the first anniversary of the date of this Agreement, a Holder or Holders may request in writing that the Company effect the registration on Form S-3 of Registrable Shares, provided that the gross proceeds of the offering to which such request applies are expected to be at least $1,000,000. If the Holder or Holders initiating such registration intend to distribute the Registrable Securities in an underwritten offering, they shall so state in their request. Promptly after receipt of such notice, the Company will give written notice of such requested registration to all other Holders of Registrable Securities. The Company will then use its commercially reasonable best efforts to expeditiously effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by such Holders and all other Registrable Securities which the Company has been requested to register by other Holders of Registrable Securities by notice delivered to the Company within twenty (20) days after the giving of such notice by the Company.

         (b) Registration on Form S-1 or S-2. From time to time after the first anniversary of the date of this Agreement, when the Company is ineligible to file a Registration Statement on Form S-3, one or more Holders of Registered Securities may request in writing that the Company effect the registration under the Securities Act of Registrable Securities; provided that the gross proceeds of the offering to which such request applies are expected to be at least $5 million. If the Holder or Holders initiating such registration intend to distribute the Registrable Securities in an underwritten offering, they shall so state in their request. Promptly after receipt of such notice, the Company will give written notice of such requested registration and related information to all other Holders of Registrable Securities. The Company will then use its commercially reasonable best efforts to expeditiously effect the registration under the Securities Act of the Registrable Securities which the Company has been requested to register by such Holders and all other Registrable Securities which the Company has been requested to register by other Holders of Registrable Securities by notice delivered to the Company within twenty (20) days after the giving of such notice by the Company.

         (c) Form. Each registration requested pursuant to Section 2.1(b) shall be effected by the filing of a registration statement on Form S-1 or S-2 (or the successor form of either, unless the use of a different form has been agreed to in writing by the Company and the Majority Participating Holders). No registration of Registrable Securities under this Section 2.1 which shall not have become and remained effective for the period set forth in Section 2.5(a), shall be deemed to be a registration for any purpose of this Section 2.1. In the case of the filing of a registration statement on Form S-3 pursuant to this
Section 2.1, the Company shall include such additional disclosure in such registration statement and the prospectus used in connection with such registration statement as reasonably requested by the Majority Participating Holders or, in the case of an underwritten offering, by the managing underwriter(s), in order to successfully market the Common Stock offered in such registration statement.

         (d) Limitation of Registration Obligations. Notwithstanding the foregoing provisions of this Section 2.1, the Company shall not be obligated to effect any registration,



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qualification or compliance (i) more than twice pursuant to Section 2.1(b), (ii)
if the Company shall furnish to the Shareholders a certificate signed by the Chairman of the Board or the Chief Executive Officer of the Company stating that in the good-faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.1, provided that the Company may not delay the filing of a registration statement pursuant to this clause (ii) more than once in any twelve
(12) month period; (iii) within one hundred eighty (180) days of the effective date of a prior registration statement in respect of an underwritten offering to which the provisions of Section 2.2(a) applied in connection with which all Holders were able to sell 75% of the number of Registrable Securities they had requested to be included in such prior registration statement; or (iv) more than twice in a single year.

         (e) Furnishing Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2.1 that the Shareholders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably requested by the Company as required to effect the registration of their Registrable Securities.

      2.2 Company Registration.

         (a) General. The Company shall notify the Shareholders in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of offering securities of the Company (excluding registration statements relating solely to employee benefit plans or solely with respect to the issuance by the Company of securities pursuant to corporate reorganizations or other transactions under Rule 145 under the Securities Act), either for its own account or for the account of a security holder or security holders, and the Company will afford each Shareholder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Shareholder. Such notice by the Company shall describe such securities and specify the form, manner and other relevant aspects of such proposed registration. Each Shareholder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within twenty (20) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the number of Registrable Securities such Shareholder desires to have included in such registration statement and the intended method of disposition of the Registrable Securities by such Shareholder. If a Shareholder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Shareholder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No registration of Registrable Securities effected under this Section 2.2 shall relieve the Company of any of its obligations to effect registrations of Registrable Securities pursuant to Section 2.1 hereof.

         (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Shareholder has elected to include securities

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in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.

         (c) No Obligation. Nothing in this Section 2.2 shall obligate the Company to file a registration statement.

      2.3  Additional Procedures in Connection with Underwritten
           Offerings; Lockups; Cutbacks.

         (a) Registrations Pursuant to Section 2.1; Cutback. In the case of a registration pursuant to Section 2.1 hereof, whenever the Majority Participating Holders shall request that such registration shall be effected pursuant to an underwritten offering, such registration shall be so effected, and only securities which are to be distributed by the underwriters may be included in such registration. Such underwriters shall be designated by the following method: (i) the Company will provide a list to the Majority Participating Holders of six (6) underwriters, each of which shall be on the list of the top twenty (20) equity underwriters in the United States, (ii) the Majority Participating Holders may then remove no more than three (3) underwriters from such list, and (iii) the Company may then designate the underwriters for the underwritten offering pursuant to Section 2.1 from those remaining underwriters on such list. If requested by such underwriters, the Company and each participating seller will enter into an underwriting agreement with such underwriters for such offering containing such representations and warranties by the Company and such other terms and provisions applicable to the Company as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnity and contribution. In each such registration pursuant to Section 2.1, each Shareholder agrees that without the consent of the managing underwriter, for a period from fifteen (15) days prior to the effective date of the registration statement until ninety (90) days after such effective date, such Shareholder will not directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of any common equity or securities convertible into common equity except (x) for Registered Securities sold in such registered offering and (y) transfers to Permitted Transferees of such Shareholder, each of whom shall have furnished to the Company and the managing underwriter their written consent to be bound by this Agreement, including this Section 2.3.

      If the managing underwriter shall advise the Shareholders initially requesting registration that the total amount of securities to be included in a registration pursuant to Section 2.1 should be limited due to market conditions or otherwise, the securities so included shall be reduced as follows: (a) all securities which shareholders other than the Shareholders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, (b) if further limitation on the number of shares to be included in the underwriting is required, the number of Registrable Securities held by Shareholders that may be included in the underwriting shall be reduced pro rata among the selling Shareholders in accordance with the number of shares of Registrable Securities held by each such Shareholder.

         (b) Registrations Pursuant to Section 2.2; Cutback. In connection with the exercise of any registration rights granted to Shareholders pursuant to
Section 2.2 hereof, if the registration is to be effected by means of an underwritten offering, the Company shall not be

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required to include any of the Shareholders' securities in such underwriting unless they agree to be bound by the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.

            If the managing underwriter for the offering shall advise the Company that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that can be successfully offered, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes will not jeopardize the success of the offering. In such case, the securities so included shall be reduced as follows: (a) all securities which shareholders other than the Company and the Shareholders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, (b) if further limitation on the number of shares to be included in the underwriting is required, the number of Registrable Securities held by Shareholders that may be included in the underwriting shall be reduced pro rata among the selling Shareholders in accordance with the total shares proposed to be included by each Shareholder in the underwriting.

         (c) Sellers Party to Underwriting Agreement. The Company shall request and make commercially reasonable good-faith efforts to persuade the underwriter(s) not to require any Shareholder to make any representations and warranties to any underwriter in a registration effected pursuant to Sections
2.1 or 2.2 other than the customary representations, warranties and agreements relating to such Shareholder's title to Registrable Securities and authority to enter into the underwriting agreement.

      2.4 Expenses of Registration.

         (a) All fees and expenses incident to the Company's performance of or compliance with this Agreement shall be paid by the Company, including without limitation: (i) all registration and filing fees (including, without limitation, with respect to filings required to be made with the NASD); (ii) fees and expenses of compliance with securities or blue sky laws (including, without limitation, fees and disbursements of counsel for the underwriters or selling holder in connection with blue sky qualifications of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or holders of a majority of the Registrable Securities being sold may designate); (iii) printing (including, without limitation, expenses of printing or engraving certificates for the Registrable Securities in a form eligible for deposit with Depository Trust Company and of printing prospectuses), messenger, telephone and delivery expenses; (iv) reasonable fees and disbursements of counsel for the Company, underwriters and for the selling holders of the Registrable Securities; (v) fees and disbursements of all independent certified public accountants of the Company (including, without limitation, the expenses of any special audit and "cold comfort" letters required by or incident to such performance); (vi) fees and disbursements of underwriters as reasonably approved by the Company (excluding
(x) discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities or (y) legal expenses of any Person other

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than the Company, the underwriters and the selling holders); (vii) securities acts liability insurance if the Company so desires, and in such event, coverage for the underwriters or selling holders of the Registrable Securities should they so request; (viii) fees and expenses associated with other Persons retained by the Company, and (ix) fees and expenses associated with any NASD filing required to be made in connection with the Registration Statement, including, if applicable, the fees and expenses of any "qualified independent underwriter" (and its counsel) that is required to be retained in accordance with the rules and regulations of the NASD (all such expenses being herein called "Registration Expenses").

      The Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, rating agency fees and the fees and expenses of any person, including special experts, retained by the Company.

         (b) In connection with each registration statement subject to this Agreement, the Company will reimburse the holders of Registrable Securities being registered pursuant to such registration statement for the reasonable fees and disbursements of not more than one counsel (or more than one counsel if a conflict exists among such selling holders in the exercise of the reasonable judgment of counsel for the selling holders and counsel for the Company) chosen by the Majority Participating Holders.

      2.5 Obligations of the Company.

      Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

         (a) Prepare and file promptly (and in any event within ninety (90) days in the case of a Form S-1, and thirty (30) days in the case of a Form S-3, from receipt by the Company of the written request of the requesting Shareholders) with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable best efforts to cause such registration statement to become effective as expeditiously as possible, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days or, if earlier, until the Shareholders have completed the distribution related thereto.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

         (c) Furnish to the Shareholders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Shareholders.

         (d) Use its commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Shareholders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Shareholder participating in such underwriting shall also enter into and perform its obligations under such an agreement subject to Section 2.3(c) hereof.

         (f) Use its commercially reasonable best efforts to cooperate, and to cause its key executives to cooperate, with the Shareholder and, in the case of an underwritten offering, the managing underwriter, in connection with the disposition of the Registrable Securities owned by the Shareholders, including without limitation causing key executives of the Company to participate under the direction of the managing underwriter in a "road show" scheduled by the managing underwriter.

         (g) Without limiting the obligations of the Company under clause (b) above, notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (h) Furnish, at the request of any Shareholder participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective,
(i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in such form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Shareholder requesting registration, addressed to the underwriters, if any, and to the Shareholder requesting registration of Registrable Securities, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in such form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to such Shareholder requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Shareholders requesting registration of Registrable Securities.

      2.6 Termination of Registration Rights.

      All registration rights granted pursuant to Section 2.1 shall terminate and be of no further force and effect with respect to a Shareholder as of the date when all Registrable Securities held by and issuable to such Shareholder may be sold under Rule 144 under the Securities Act during any ninety (90) day period.

      2.7 Company Lockup.

      In the case of an underwritten offering under Section 2.1 hereof, the Company shall refrain, without the consent of the managing underwriter, for a period from fifteen (15) days before the effective date of the registration sale until ninety (90) days after such effective date, from directly or indirectly selling, offering to sell, granting any option for the sale of, or otherwise disposing of any common equity or securities convertible into common equity (excluding sales, offers and grants relating solely to employee benefit plans or solely with respect to the issuance by the Company of securities pursuant to corporate reorganizations or other transactions under Rule 145 under the Securities Act).

      2.8 Indemnification.

      In the event any Registrable Securities are included in a registration statement under Section 2.1 or 2.2:

         (a) To the extent permitted by law, the Company will, indemnify and hold harmless each Shareholder, the partners, officers, directors and legal counsel of each Shareholder, any underwriter (as defined in the Securities Act) for such Shareholder and each person, if any, who controls such Shareholder or underwriter within the meaning of the Securities Act or the Exchange Act (each a "Covered Person"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or any document incorporated by reference therein, or any other such disclosure document (including without limitation reports and other documents filed under the Exchange Act to the extent incorporated by reference therein), (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state or federal law, rule or regulation, including without limitation, any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Covered Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by any Covered Person expressly for use in connection with such registration by such Covered Person.

         (b) To the extent permitted by law, each Shareholder will severally and not jointly, if Registrable Securities held by such Shareholder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, any underwriter and any other Shareholder selling securities under such registration statement or any of such other Shareholder's partners, directors or officers or any person who controls such Shareholder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Shareholder, or partner, director, officer or controlling person of such other Shareholder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Shareholder under an instrument duly executed by such Shareholder and stated to be specifically for use in connection with such registration; and each such Shareholder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, legal counsel, controlling person, underwriter or other Shareholder, or partner, officer, director or controlling person of such other Shareholder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Shareholder, which consent shall not be unreasonably withheld; provided, further, that no Shareholder shall provide an indemnity under this Section 2.8 for an amount in excess of such Shareholder's net proceeds received in such offering.

         (c) Promptly after receipt by an indemnified party under this Section
2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate therein, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, to the extent materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 2.8.

         (d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Shareholder hereunder exceed the net proceeds from the offering received by such Shareholder.

         (e) The obligations of the Company and Shareholders under this Section
2.8 shall survive completion of any offering of Registrable Securities in a registration statement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

      2.9 Assignment of Registration Rights.

      The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Shareholder to a transferee or assignee of Registrable Securities which (a) is a Permitted Transferee or (b) acquires at least twenty-five percent (25%) of the Registrable Securities held by such Shareholder as of the date of this Agreement (as adjusted for stock splits and combinations etc.); provided, however, (i) the transferor shall, within a reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all rights and obligations of such transferor Shareholder set forth in this Agreement. Notwithstanding the foregoing, the right to cause the Company to register Registrable Securities pursuant to this Section 2 shall be deemed to have been transferred by the LLC to any of its Members in connection with the transfer by the LLC of Registrable Securities to such Member(s); provided that, such Members are signatories to this Agreement or are Permitted Transferees of such signatories.

      2.10 Participation by Shareholders.

      In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, and before filing any such registration statement or any other document in connection therewith, the Company shall give the participating Holders and their underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, each amendment thereof or supplement thereto and any related underwriting agreement or other document to be filed, and give each of the aforementioned Persons such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders, underwriters, counsel or accountants, to conduct a reasonable investigation within the meaning of the Securities Act.

      2.11 Reports Under Securities Exchange Act of 1934.

      With a view to making available to Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

      (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 at all times for so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act;

      (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

      (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon written request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed.

3. RIGHT OF FIRST OFFER; CO-SALE RIGHTS

      Subject to Sections 3.7 and 3.8, the Company is hereby granted a right of first offer with respect to any proposed disposition of shares of Stock owned by Catterton, the Bain Shareholders, and WP, as of the date of this Agreement, and to any shares of Stock transferred to their Permitted Transferees. Any transfer or disposition of stock not in accordance with the provisions of this Section 3 may at the option of the Company be treated as void and not reflected on the stock transfer records of the Company.

      3.1 Notice of Intended Disposition.

      In the event that Catterton, the Bain Shareholders, WP or any of their Permitted Transferees are contemplating the transfer of shares of Stock owned by such Shareholder as of the date of this Agreement which transfer is not exempt from the provisions of this Section 3 under the terms of Section 3.7 (the "Transferring Shareholder," and the shares subject to such offer to be hereafter called the "Target Shares"), the Transferring Shareholder shall promptly deliver to the Secretary of the Company and to Catterton, the Bain Shareholders, WP and any of their Permitted Transferees, as the case may be, written notice stating that such Shareholder is contemplating such a transfer and setting forth the number of Target Shares and the purchase price proposed by the Transferring Shareholder (the "Disposition Notice").

      3.2 Exercise of Right by the Company.

      The Company shall, for a period of forty-five (45) business days from receipt of the Disposition Notice (the "Company Exercise Period"), have the right to make an offer to purchase all of the Target Shares at the purchase price set forth in the Disposition Notice by giving the Transferring Shareholder a written binding offer to purchase the Target Shares (the "Company Offer Notice"), which offer, by its terms, shall remain open for thirty (30) days. At the same time it gives such notice to the Transferring Shareholder, the Company shall provide a copy of the Company Offer Notice to Catterton, the Bain Shareholders, WP and any of their Permitted Transferees, as the case may be. If the Company gives the Transferring Shareholder a Company Offer Notice before expiration of the Company Exercise Period, then, for a period of thirty (30) days following the date on which the Company Offer Notice is given, the Transferring Shareholder may not transfer the Target Shares except to the Company or to a Permitted Transferee pursuant to the terms of this Agreement. If, at the end of the thirtieth (30th) day following the effective date of such Company Offer Notice, the Transferring Shareholder shall not have transferred the Target Shares pursuant to the prior sentence, the Company's first offer rights shall continue to be applicable to any subsequent disposition of the Target Shares by the Transferring Shareholder.

      3.3   Non-Exercise of Right of First Refusal.

      Subject to the co-sale rights described in Section 3.6 below of Catterton, the Bain Shareholders, WP and any of their Permitted Transferees, in the event the Company Offer Notice with respect to the Target Shares is not given to the Transferring Shareholder before the expiration of the Company Exercise Period, the Transferring Shareholder shall have a period of one hundred twenty (120) days from the expiration of the Company Exercise Period in which to sell the Target Shares to the third-party transferee at a purchase price not less than that specified in the Disposition Notice without any further obligation to the Company, with respect to the Target Shares. The third-party transferee shall acquire the Target Shares free and clear of subsequent rights of first offer under this Agreement. In the event the Transferring Shareholder does not consummate the sale or disposition of the Target Shares within one hundred twenty (120) days from the expiration of the Company Exercise Period, the Company's first offer rights shall continue to be applicable to any subsequent disposition of the Target Shares by the Transferring Shareholder until such rights lapse in accordance with Section 3.8 below. Furthermore, the exercise or non-exercise of the rights of the Company under this Agreement to purchase Target Shares from a Transferring Shareholder shall not adversely affect its rights to make subsequent purchases from a Transferring Shareholder of Target Shares.

      3.4 Closing of Sale of Target Shares.

      If the Transferring Shareholder shall accept the offer contained in the Company Offer Notice, the closing of such purchase and sale of Target Shares by the Company (and/or its assignees) shall take place as soon as reasonably practicable, and in no event later than ten (10) business days, after the Transferring Shareholder gives written notice to the Company that it accepts such offer. At the closing of such purchase and sale of capital stock, and upon delivery by the Company (and/or its assignees) of the purchase price of such capital stock by wire transfer of immediately available funds to an account or accounts designated by the Transferring

Shareholder, the Shareholder shall deliver to the Company (and/or its assignee) certificates representing the Target Shares to be purchased, each certificate to be properly endorsed for transfer.

      3.5 Assignment.

      The right of the Company to purchase any part of the Stock under this
Section 3 may be assigned in whole or in part to one or more employees, officers or directors of the Company, or to the Shareholders, following acceptance of the offer contained in the Company Offer Notice by the Transferring Shareholders; provided that if assigned to the Shareholders, such right shall be assigned on a pro rata basis in accordance with the number of Registrable Securities held by each such Shareholder.

      3.6 Co-Sale Rights in Sales by a Transferring Shareholder.

         (a) Grant of Co-Sale Rights. In the event that the Company does not exercise its right of first offer pursuant to Section 3.2 with respect to the Target Shares, then Catterton, the Bain Shareholders, WP and any of their Permitted Transferees , as the case may be (each a "Tag Along Seller"), shall have the right, exercisable upon written notice to the Transferring Shareholder within twenty (20) days after receipt of the Disposition Notice, to sell a number of shares of Stock owned by such Tag Along Seller to any third-party transferee of the Target Shares upon the same terms and conditions as the Transferring Shareholder and the Transferring Shareholder shall not consummate such sale of Target Shares except in compliance with this Section 3.6. Such written notice delivered to the Transferring Shareholder by such Tag Along Seller shall set forth the number of shares of Stock which such Tag Along Seller desires to sell to a third-party transferee, which number shall not exceed the product obtained by multiplying (i) the aggregate number of Target Shares, by
(ii) a fraction, the numerator of which is the number of shares of Stock at the time owned by such Tag Along Seller and the denominator of which is the number of shares of Stock at the time owned by the Transferring Shareholder and such Tag Along Seller, collectively.

         (b) Cutback. If a third-party transferee does not agree to purchase all of the shares of Stock which the Transferring Shareholder and any Tag Along Seller wish to sell, the number of shares which each selling Shareholder shall sell to such third-party transferee shall be reduced pro rata among the selling Shareholders in accordance with the number of shares of Stock which they proposed be sold in such transaction.

         (c) Control of Sale Process. The Transferring Shareholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed sale to a third-party transferee and the terms and conditions thereof. The Transferring Shareholder and its Affiliates shall have no liability to a Tag Along Seller or its Affiliates arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed sale of Stock to a third-party transferee except to the extent the Transferring Shareholder shall have failed to comply with the provisions of this Section 3.6.

         (d) Non-Exercise. The exercise or non-exercise of the rights of such Shareholder hereunder to participate in one or more sales of capital stock made by a Transferring Shareholder shall not adversely affect its rights to participate in subsequent sales by the Transferring Shareholder.

      3.7 Exempt Transfers.

      Notwithstanding the foregoing, the first offer right of the Company and the co-sale rights of the Tag Along Seller set forth in this Section 3 shall not apply to:

         (a) any transfer of Stock by a Shareholder (i) to a Permitted Transferee of such Shareholder; provided, that, the Permitted Transferee shall furnish the Company with a written agreement to be bound by and comply with the terms of this Agreement, and such transferred Stock shall remain subject to the terms of this Agreement, and (ii) to the public pursuant to a registration statement or pursuant to a "brokers' transaction," within the meaning of the Securities Act, pursuant to Rule 144 under the Securities Act (each, an "Exempt Transfer"); and

         (b) the transfer of a number of shares of Stock by a Shareholder which, in addition to all other shares of Stock transferred by such Shareholder (except for (i) Shares transferred by such Shareholder in Exempt Transfers and (ii) Target Shares transferred by such Shareholder), does not exceed five percent (5%) of the fully diluted Common Stock of the Company at the time of such transfer.

      3.8 Termination.

      Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties pursuant to this Section 3 shall terminate upon (a) a merger of the Company with another corporation or entity (without regard to which entity survives), in which the Company's shareholders immediately prior to the transaction own immediately after the transaction less than fifty percent (50%) of the equity securities of the surviving corporation or its parent, as applicable or (b) a sale of all or substantially all of the assets of the Company.

4. VOTING AGREEMENT

       4.1 Election of Members of the Board of Directors.

         (a) The Board of Directors of the Company (and, if applicable, the Nominating Committee thereof) shall: (i) for so long as Catterton and its Permitted Transferees hold at least five percent (5%) of the issued and outstanding Common Stock of the Company, nominate one (1) member of the Company's Board of Directors designated by Catterton, who initially shall be Craig Sakin, (ii) for so long as the Bain Shareholders and their Permitted Transferees hold at least twenty percent (20%) of the issued and outstanding Common Stock of the Company, nominate two (2) members of the Company's Board of Directors designated by the Bain Shareholders, (iii) for so long as the Bain Shareholders and their Permitted Transferees hold at least five percent (5%) but less than twenty percent (20%) of the issued and outstanding Common Stock of the Company, nominate one (1) member of the Company's Board of Directors designated by the Bain Shareholders, (iv) for so long as WP and its Permitted Transferees hold at least five percent (5%) of the issued and outstanding Common Stock of the Company, nominate one (1) member of the Company's Board of Directors designated by WP, who initially shall be

Ellis Jones, and (v) nominate one (1) member of the Company's Board of Directors designated by the Chief Executive Officer of the Company, who initially shall be
D. Stephen C. Williamson.

         (b) To the extent that additional "independent directors" in addition to those Directors elected pursuant to Section 4.1(a) are required to serve on the Board of Directors of the Company to fulfill the rules and regulations promulgated by the NASD, the Board of Directors of the Company (and, if applicable, the Nominating Committee thereof) shall, for so long as the Bain Shareholders and their Permitted Transferees hold at least twenty percent (20%) of the issued and outstanding Common Stock of the Company, nominate (i) one (1) person designated by the Bain Shareholders to serve as a member of the Company's Board of Directors, and (ii) one (1) person designated by, collectively, the Company, Catterton and WP to serve as a member of the Company's Board of Directors; provided, that, such individuals must meet the criteria established by the NASD for "independent directors" to be so nominated.

         (c) Each of the Company and the Shareholders shall, in the case of the Shareholders, vote any shares of Common Stock he may own and, in the case of the Company and the Shareholders, take such other action, whether by written consent or otherwise, to (i) elect or cause the election of the foregoing nominees, (ii) fix the number of members of the Company's Board of Directors at five (5), or, in the event that additional "independent directors" are required to serve on the Purchaser Board to fulfill the rules and regulations promulgated by the NASD, then fix the number of members of the Company's Board of Directors at seven (7), and (iii) remove from the Board of Directors such nominee at the written request (and only at the written request) of the party entitled to designate such director.

         (d) In the event the Company's Board of Directors does not nominate an individual pursuant to Section 4.1(b)(i) or (ii), the parties to this Agreement shall not nominate or vote in favor of a candidate who was not nominated pursuant to the applicable subsection, unless, based upon a written opinion of counsel, which counsel is reasonably acceptable to the relevant designating party pursuant to Section 4.1(b), that the failure to elect an additional "independent director" would be reasonably likely to result in Odwalla's common stock being delisted from the NASDAQ National Market within 30 calendar days.

      4.2 Termination of Voting Agreement.

      The rights and obligations of each Shareholder and the Company with respect to Section 4.1 shall cease, (i) with respect to Catterton, the Bain Shareholders and WP, at such time as such Shareholder ceases to hold at least five percent (5%) of the issued and outstanding Common Stock of the Company, or
(ii) with respect to the other Shareholders, at such time as such Shareholder ceases to hold at least fifty percent (50%) of the shares held as of the date hereof as reflected in Schedule 1.

5. OTHER AGREEMENTS

      5.1 Information Rights.

      For so long as each of the Bain Shareholders, Catterton and WP, and each such party's Permitted Transferee, holds at least fifty percent (50%) of the shares held by such party as of the date hereof as reflected in Schedule 1, the Company shall deliver to such party, promptly following delivery to the Company's Board of Directors, a copy of each unaudited balance sheet of the Company and its subsidiaries and each unaudited statement of income of the Company and its subsidiaries, in each case prepared in accordance with GAAP (subject to normal year-end adjustments and without footnote disclosure).

      5.2 Restrictive Legend.

      All certificates representing the Stock and any certificates subsequently issued with respect thereto or in substitution therefor shall bear a legend substantially as follows, in addition to any legend the Company determines is required pursuant to any applicable legal requirement:

      "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and a Shareholders' Rights Agreement, dated as of May 2, 2000, a copy of which Shareholders' Rights Agreement Odwalla, Inc. will furnish, without charge, to the holder of this certificate upon written request therefor."

provided, however, that the holder of any such certificate shall be entitled to receive from the Company, at no expense to such holder, a new certificate which does not bear such legend if (a) the Stock represented by such certificate shall have been sold, transferred or otherwise disposed of pursuant to one or more of the alternative conditions set forth in Section 5.28(m) of the Merger Agreement or (b) the conditions of paragraph (k) of Rule 144 promulgated under the Securities Act shall have been satisfied.

      The Company, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates for the Stock but not as to the certificates for any part of the Stock as to which said legend is no longer appropriate.

      5.3 Shareholder Lockup.

      Except as provided in Section 5.4(b), notwithstanding anything in this Agreement to the contrary: each of the Shareholders agrees not to sell or otherwise transfer or dispose of any shares of Stock except to a Permitted Transferee for a period of one (1) year commencing on the date of this Agreement.

      5.4 Standstill.

         (a) For the period beginning on the date of this Agreement and ending upon a merger of the Company with another corporation or entity (without regard to which entity survives), or a sale of all or substantially all of the assets of the Company, in either case in which the Company's shareholders immediately prior to the transaction own immediately after the transaction less than fifty percent (50%) of the equity securities of the surviving corporation or its parent, neither Catterton, WP nor any Bain Shareholder or any of their respective Affiliates, shall, without the prior written consent of the Board of Directors of the Company:

               (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, including as part of a Group (as such term is defined in Section 13(d)(3) of the Exchange Act), by purchase or otherwise, any additional shares of Common Stock or other voting securities or direct or indirect rights to acquire any additional shares of Common Stock or other voting securities of the Company or any subsidiary of the Company, or of any successor to or person in control of the Company (except pursuant to a stock split, stock dividend, recapitalization, reclassification or similar transaction), or any assets of the Company or any subsidiary or division of the Company or of any such successor or controlling person;

               (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), with respect to the solicitation or voting of any voting securities of the Company in opposition to any matter that has been recommended by the Board of Directors of the Company or in favor of any matter that has not been approved by the Board, or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company.

               (iii) make any unsolicited offer or proposal to acquire the Company or shares of Common Stock or other voting securities of the Company.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Bain Shareholders, Catterton or WP from purchasing in one or more transactions any debt securities, or up to an aggregate of 5% of any class of publicly traded equity securities (the "5% Limitation"), of any company referred to in this
Section 5.4. The 5% Limitation shall be computed on a cumulative basis and shall be measured at the time of each purchase of such equity securities, such that at the time of each such purchase the aggregate amount of such equity securities purchased by the Bain Shareholders, Catterton or WP, as applicable, from the date of this Agreement to the time of such purchase, shall not exceed 5% of the outstanding shares of such class of publicly traded equity securities. The Bain Shareholders, Catterton and WP acknowledge that they are aware, and that they will advise their representatives who are informed of any of the confidential information referred to in this Agreement and/or related to the Company, of the restrictions imposed by applicable securities laws restricting trading in securities while in possession of material non-public information received from the issuer of such securities and on communication of such information when it is reasonably foreseeable that the recipient is likely to trade such securities in reliance on such information.

         (b) The limitations provided in Section 5.3 and Section 5.4(a) shall immediately be suspended as to each Shareholder upon the occurrence of any of the following events: (i) the occurrence of an Acquisition Proposal which has not been initiated by such Shareholder or its Affiliates, (ii) a public announcement that the Company is "for sale" or (iii) the adoption by the Board of Directors of a plan of liquidation or dissolution. The Company shall provide the Shareholders with prompt written notice of the occurrence of any of the events set forth in this clause (b), and in no event more than five (5) business days after the occurrence of such event.

6. MISCELLANEOUS

      6.1 LLC Shares.

      For all purposes of this Agreement, all shares of Stock owned by the LLC shall be deemed to be owned by the Bain Shareholders for so long as the Bain Shareholders are Members of the LLC.

      6.2 Amendment of LLC Agreement.

      Each of the LLC and each Shareholder party to the LLC Agreement dated as of February 2, 2000 hereby agrees that it will not amend, supplement or otherwise modify the provisions of Section 5.2 of such agreement without the prior written consent of the Company.

      6.3 Governing Law.

      This Agreement is to be construed in accordance with and governed by the laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

      6.4 Termination of Existing Rights Agreement.

      Each of the Company and Catterton hereby agrees the Existing Rights Agreement is hereby terminated and shall be of no further force and effect and that no party thereto shall have any further rights or obligations thereunder.

      6.5 Successors and Assigns.

      Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a transferee of a Shareholder from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Registrable Securities in its records as the absolute owner and holder of such Registrable Securities for all purposes, including the payment of dividends or any redemption price.

      6.6 Severability.

      In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      6.7 Amendment and Waiver.

      Except as otherwise expressly provided, the rights and obligations of the Company and the Shareholders under this Agreement may be amended, modified or waived only with the written consent of the Company and the holders of at least a seventy-five percent (75%) of the Registrable Securities, provided, however, that such consent is not required if the sole purpose of such amendment or modification is to add additional shareholders of the Company to this Agreement; and provided further that no amendment which would adversely affect any Shareholder or group of Shareholders shall be effective without the written consent of such Shareholder or such group.

      6.8 Delays or Omissions.

      It is agreed that no delay in exercising or omission to exercise any right, power, or remedy accruing to any Shareholder, upon any breach, default or noncompliance of the Company under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Shareholder's part of any breach, default or noncompliance under the Agreement or any waiver on such Shareholder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Shareholders, shall be cumulative and not alternative.

      6.9 Notices.

      All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth on Schedule 2 attached hereto or such other address as may be specified by any Shareholder by giving notice to the Company as aforesaid.

      6.10 Attorneys' Fees.

      In the event that any dispute among the parties to this Agreement should result in litigation, arbitration or other method of dispute resolution, the Person presiding over such action or other proceeding may award reasonable attorneys' fees, costs and disbursements to the prevailing party (in addition to any other relief to which the prevailing party may be entitled).

      6.11 Titles and Subtitles.

      The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      6.12 Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

      6.13 Construction.

      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      6.14 Entire Agreement.

      This Agreement, which includes the Exhibits and other agreements expressly referenced herein (if any), constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior agreements (including, but not limited to, the Existing Rights Agreement), representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein.

      IN WITNESS WHEREOF, the parties hereto have executed this SHAREHOLDERS' RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

THE COMPANY:                        ODWALLA, INC.,
                                    a California corporation

                                    By:      /s/ D. Stephen C. Williamson
                                        -----------------------------------
                                          Name:  D. Stephen C. Williamson
                                          Title: Chief Executive Officer





SHAREHOLDER:                        CATTERTON-SIMON PARTNERS III, L.P.,
                                    By Its General Partner:
                                    Catterton-Simon Managing Partner III, L.L.C.
                                    a Delaware limited liability company

                                    By:      /s/ Craig Sakin
                                        -----------------------------------
                                          Name:  Craig Sakin
                                          Title:



SHAREHOLDER:                        D. Stephen C. Williamson,
                                    an individual

                                    By:     /s/ D. Stephen C. Williamson
                                        -----------------------------------
                                          Name: D. Stephen C. Williamson



SHAREHOLDER:                        U.S. EQUITY PARTNERS, L.P.,
                                    a Delaware limited partnership

                                    By:      /s/ Ellis B. Jones
                                        -----------------------------------
                                          Name:  Ellis B. Jones
                                          Title: Managing Director



SHAREHOLDER:                        U.S. EQUITY PARTNERS (OFFSHORE), L.P.,
                                    a Cayman Islands limited partnership

                                    By:      /s/ Ellis B. Jones
                                        -----------------------------------
                                          Name:  Ellis B. Jones
                                          Title: Managing Director


                       Signature Page to Rights Agreement

SHAREHOLDER:                        BANCBOSTON INVESTMENTS INC.
                                    a Massachusetts corporation

                                    By:      /s/ R.L. Clark Jr.
                                        -----------------------------------
                                          Name:  R.L. Clark Jr.
                                          Title: Director




SHAREHOLDER:                        BAIN CAPITAL FUND VI, L.P.,
                                    By: Bain Capital Partners VI, L.P.,
                                        its general partner
                                        By: Bain Capital Investors VI, Inc.,
                                            its general partner

                                    By:      /s/ illegible
                                        -----------------------------------
                                         Name:
                                         Title:  Managing Director


SHAREHOLDER:                        BCIP ASSOCIATES II
                                    BCIP TRUST ASSOCIATES II
                                    BCIP ASSOCIATES II-B
                                    BCIP TRUST ASSOCIATES II-B
                                    BCIP ASSOCIATES II-C,
                                           By:   Bain Capital, Inc.,
                                           their Managing Partner

                                    By:      /s/ illegible
                                        -----------------------------------
                                        Name:
                                         Title:  Managing Director


SHAREHOLDER:                        PEP INVESTMENTS PTY LTD.,
                                           By:   Bain Capital, Inc.,
                                           its Attorney-in-Fact

                                    By:      /s/ illegible
                                        -----------------------------------
                                         Name:
                                         Title:  Managing Director


SHAREHOLDER:                        RGIP, LLC,
                                    a Delaware limited liability company

                                    By:      /s/ illegible
                                        -----------------------------------
                                         Name:
                                         Title:  Authorized Person


SHAREHOLDER:                        JIP ENTERPRISES, INC.,
                                    a British Virgin Islands corporation

                                    By:      /s/ illegible
                                        -----------------------------------
                                         Name:   illegible
                                         Title:  Authorized Person



                       Signature Page to Rights Agreement

SHAREHOLDER:                        Michael Carter,
                                    an individual

                                    By:      /s/ Michael Carter
                                        -----------------------------------


SHAREHOLDER:                        Douglas Levin,
                                    an individual

                                    By:      /s/ Douglas Levin
                                        -----------------------------------


SHAREHOLDER:                        Samantha Investors, LLC,
                                    a Massachusetts limited liability
                                    company

                                    By:      /s/ illegible
                                        -----------------------------------
                                          Name:
                                          Title:

                                   Schedule 1


--------------------------------------------------------------------------------

              SHAREHOLDER                SHARES OF COMMON STOCK OWNED AS OF THE
                                                       DATE HEREOF
--------------------------------------------------------------------------------
Catterton-Simon Partners III, L.P.       1,493,461
--------------------------------------------------------------------------------
D. Stephen C. Williamson                 [810,326]
--------------------------------------------------------------------------------
U.S. Equity Partners, L.P.               601,667
--------------------------------------------------------------------------------
U.S. Equity Partners (Offshore), L.P.    162,945
--------------------------------------------------------------------------------
BancBoston Investments Inc.              36,029
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Samantha Shareholders:
--------------------------------------------------------------------------------
Bain Capital Fund VI, L.P.               1,971,664*
--------------------------------------------------------------------------------
BCIP Associates II                       472,960 *
--------------------------------------------------------------------------------
BCIP Associates II-B                     92,331*
--------------------------------------------------------------------------------
BCIP Associates II-C                     88,166*
--------------------------------------------------------------------------------
BCIP Trust Associates II                 91,430*
--------------------------------------------------------------------------------
BCIP Trust Associates II-B               51,474*
--------------------------------------------------------------------------------
PEP Investments PTY Ltd                  6,543*
--------------------------------------------------------------------------------
RGIP, LLC                                28,055*
--------------------------------------------------------------------------------
JIP Enterprises, Inc.                    57,492*
--------------------------------------------------------------------------------
Douglas Levin                            246,973*
--------------------------------------------------------------------------------
Michael Carter                           246,973*
--------------------------------------------------------------------------------
Samantha Investors, LLC                  3,612,122
--------------------------------------------------------------------------------

* Share numbers set forth in connection with Section 4.2 and 5.1 only and may change upon dissolution of LLC.

                                   Schedule 2

                                Notice Addresses